

Jean-Michel Basquiat (b. 1960—d. 1988)



The Painting resides on the front cover of the third, and most recent, catalog raisonne of the artist's body of work released in 2010. The Painting has been included in 12 international exhibitions and referenced in 14 pieces of art historical literature.

INVESTMENT THESIS

Initial Offering Price

$8,914,000

Offering Circular

sec.gov

Similar Sales | Record Price | Repeat Sales



$12.0m
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Price Appreciation of Similar Works

19.8%

Sharpe Ratio (1984-2022) watch video

Jean-Michel Basquiat	▲1.55
All Art	0.28
S&P 500	0.59

75% Progress

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Jean-Michel Basquiat

(b. 1960—d. 1988)

Why we like this offering

1. Jean-Michel Basquiat remains one of the most influential and culturally significant artists of the 20th century, and holds the second highest auction record for any American artist at $110.5 million.
2. Executed in 1986, two years before the artist's death, the Painting brings together key elements of the artist's influential style, including direct references to popular culture and a pithy use of language.
3. The Painting includes Baquiat's iconic imagery such as the crown motif, the skull and text which makes it one of the most important works. This combined with its extensive exhibition history, impressive provenance, and evocative exploration of themes such as race, identity and power make it one of the most iconic works produced by Basquiat during his lifetime.
4. The Painting has been a part of numerous exhibitions and major museum shows around the world, including stops in New York, Venice, Milan, Tokyo, and Sao Paulo.
5. Jazz music was a major influence on Jean-Michel Basquiat's art. His father played jazz music often when Basquiat was a child, and Basquiat would often draw while listening to music. This early connection between art and music would continue throughout Basquiat's life. It is typical of Basquiat to pay homage to African American musicians, such as Lester Young and Charlie Parker. In this case, the name Louis Armstrong can be read on the left lower corner of the painting.
6. As of June 7, 2023, examples similar to the Painting have achieved prices as high as $11.3 million at auction, including: "Because it Hurts the Lungs" (1986) which sold for £8,227,750 ($11,319,730) in October 2021. "Jazz" (1986), the sister painting to ours, sold for $6,928,200 in October 2020.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$183,147,615	21	$98,000,000

Average Prices


16.4M
12.3M
8.2M
4.1M
11 12 13 14 15 16 17 18 19 20 21 22

Turnover by Year


361.4M
271M
180.7M
90.3M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned


Sold
Unsold
59
44.25
29.5
14.75
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$8,914,000**
Offering Circular	sec.gov/edgar

Painting


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About Jean-Michel Basquiat

Jean-Michel Basquiat (b. 1960, New York - d. 1988, New York) is widely considered to be one of the most important artists of the late twentieth century. As a young adult, Basquiat experimented with street art and became well known by the moniker SAMO in the downtown art scene in New York City. In 1981, he was included in a groundbreaking exhibition at MoMA's PS1 outpost in Long Island City, titled "New York/New Wave." Throughout his brief and glamorous career, the artist explored issues of black identity in America, colonization and consumerism.

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JEAN-MICHEL BASQUIAT

(B. 1960, NEW YORK - D. 1988, NEW YORK)



$8,914,000

INITIAL OFFERING

19.8%
ANNUAL APPRECIATION OF SIMILAR WORKS[1]

▲1.55
SHARPE RATIO[3]

33.1%
RECORD PRICE APRECIATION[4]

18.6%
MEDIAN REPEAT SALE APPRECIATION[5]

Acrylic, oil glue, photocopy collage, and wood collage on panel | 50 × 36 inches

Jean-Michel Basquiat (b. 1960, New York - d. 1988, New York) is widely considered to be one of the most important artists of the late twentieth century.

The Painting is a complex example of Jean-Michel Basquiat's distinct aesthetic and visual vocabulary. Executed in 1986, two years before the artist's death, the Painting brings together key elements of the artist's influential style, including direct references to popular culture and a pithy use of language. The Painting includes Baquiat's iconic imagery such as the crown motif, the skull and text which makes it one of the most important works. This combined with its extensive exhibition history, impressive provenance, and evocative exploration of themes such as race, identity and power make it one of the most iconic works produced by Basquiat during his lifetime. The Painting is the sister painting to another iconic work by Basquiat titled, "Jazz" (1986), and together these two works represent a seminal pair of paintings that stand out amongst the artist's oeuvre. The Painting has been a part of numerous exhibitions and major museum shows around the world, including stops in New York, Venice, Milan, Tokyo, and Sao Paulo. Jazz music was a major influence on Jean-Michel Basquiat's art. His father played jazz music often when Basquiat was a child, and Basquiat would often draw while listening to music. This early connection between art and music would continue throughout Basquiat's life. It is typical of Basquiat to pay homage to African American musicians, such as Lester Young and Charlie Parker. In this case, the name Louis Armstrong can be read on the left lower corner of the painting. The Painting is a great example of Basquiat's technical approach to painting with diverse materials: the Painting is executed on a wooden surface with wooden boxes attached to it, which are also painted on. Basquiat also incorporated Xerox images which is typical of his work. The figure in the center left of the painting bears a striking resemblance to the most expensive work of art by Jean-Michel Basquiat ever sold at auction: "Untitled" (1982), which sold for $110,487,500 at Sotheby's on May 18, 2017. The tobacco symbol in the center of the painting explores the mercantile objectives of colonialism and slavery as tobacco was a leading cash crop grown on plantations in the South, as well as a commonly used plant smoked by Native Americans. Black and Jazz are the front and back images of the third, and most recent, catalog raisonne of the artist's body of work which was released in 2010. As of June 7, 2023, examples similar to the Painting, which are similar in medium, size and composition to the painting have achieved prices as high as $11.3 million at auction. These include "Because it Hurts the Lungs" (1986) which sold for £8,227,750 ($11,319,730) at Christie's, London on October 15, 202, and "Jazz" (1986) which sold for $6,928,200 at Sotheby's New York on October 28, 2020. The Painting was previously sold for $8,134,650 at Sotheby's Contemporary Art Evening Auction in New York on October 28, 2020.

AS OF MAY 19, 2023, BASQUIAT'S AUCTION RECORDS ARE LED BY THE SALE OF "UNTITLED" (1982), WHICH SOLD FOR $110,487,500 AT SOTHEBY'S, NEW YORK ON MAY 18, 2017, FOLLOWED BY "IN THIS CASE" (1983), WHICH SOLD FOR $93,105,000 AT CHRISTIE'S, NEW YORK ON MAY 11, 2021, AND "UNTITLED" (1982), WHICH SOLD FOR $85,000,000 AT PHILLIPS, NEW YORK ON MAY 18, 2022, AFTER PREVIOUSLY SELLING FOR $57,285,000 SIX YEARS PRIOR.

In 1988, Jean-Michel Basquiat was found dead of an overdose in his NoHo loft on Great Jones Street in downtown Manhattan. In 1992, the Whitney Museum in New York held the first retrospective of the late artist's work and many have been staged since, including a major survey at the Brooklyn Museum in 2005, at the Brandt Foundation in New York in 2019, as well as at the Foundation Louis Vuitton in Paris from 2018 to 2019. In April 2022, an exhibition including over 200 artworks, artifacts and ephemera was organized by the Basquiat family titled "Jean-Michel Basquiat: King Pleasure," at the Starrett-Lehigh Building in New York City. As of May 19, 2023, Jean-Michel Basquiat's auction records are led by the sale of "Untitled" (1982), which sold for $110,487,500 at Sotheby's, New York on May 18, 2017, followed by "In This Case" (1983), which sold for $93,105,000 at Christie's, New York on May 11, 2021, and "Untitled" (1982), which sold for $85,000,000 at Phillips, New York on May 18, 2022, after previously selling for $57,285,000 six years prior.

AUCTION RESULTS FOR SIMILAR WORKS[1,2]


$16M
$12M
$8M
$4M
1989
1992
1994
1997
2000
2002
2005
2007
2010
2012
2015
2017
2020
2023

Jean-Michel Basquiat (b. 1960, New York - d. 1988, New York) is widely considered to be one of the most important artists of the late twentieth century. He was born in Brooklyn, New York, to a Puerto Rican mother and Haitian father. Several formative childhood experiences influenced his artwork: when Jean-Michel was eight years old, he was struck by a car and suffered a broken arm and internal injuries, so his mother, Matilde, bought him a copy of "Gray's Anatomy" to help Jean-Michel better understand his injuries. The seminal medical textbook became one of the most common references throughout Basquiat's artwork. Matilde more directly influenced her son's artistic sensibilities by taking him regularly to museums, such as the Brooklyn Museum of Art, where he enrolled as a Junior Member at the age of six. As a young adult, Basquiat experimented with street art and became well known by the moniker SAMO in the downtown art scene in New York City. These early experiences shaped Basquiat's artistic practice, and in 1981, he was included in a ground-breaking exhibition at MoMA's PS1 outpost in Long Island City, titled "New York/New Wave" curated by Diego Cortez.




MOO
RIP
PT. ONE
BLACK
"LOUIS ARMSTRONG©"
LOUIS ARMSTRONG 78'S.
COLUMBIA
STARDUST
ALL OF ME
NEW TIGER RAG, THE
EGGS
HOW TO PLAY BASEBALL


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IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The chart below captures the historical data for selected auctions sales transactions, which are similar to the Painting. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Painting by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Jean-Michel Basquiat with the following criteria: works on wood executed from 1984 to present, measuring from 25 by 25 inches to 75 by 75 inches. The set excludes works with sparse composition. Where the price with buyer's premium was not listed, it was calculated based on the auction house's terms and conditions. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 19.8% CAGR implied from selected sales occurring from November 7, 1990 to October 15, 2021.

3. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Jean-Michel Basquiat has a risk-adjusted appreciation of 1.55. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

4. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by Jean-Michel Basquiat have a record price compound annual growth rate ("CAGR") of 33.1% from November 2, 1984 to December 31, 2022. This calculation is based on (i) a record price of $1,800 on November 2, 1984, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $98,000,000, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

5. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Jean-Michel Basquiat is 18.6%, which is based on 109 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Jean-Michel Basquiat was May 8, 1984 and ending on the last date a repeat sale occurred for such artist, which in the case of Jean-Michel Basquiat was October 7, 2022. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

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